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Exhibit 10.42

BUSINESS LOAN AGREEMENT

        This Business Loan Agreement (this "Agreement") is entered into by and between Comerica Bank, a Michigan banking corporation ("Bank") and Digital Theater Systems, Inc., a Delaware corporation ("Borrower"), as of the 30th day of June 2004, at Bank's headquarters office at 333 West Santa Clara Street, San Jose, California 95113.

        In consideration of the mutual covenants contained herein, Bank and Borrower hereby agree as follows:

        1.    Loans To Borrower.    Any loans which Bank in its sole discretion has made or may now or hereafter make to Borrower (sometimes hereinafter collectively referred to as the "Loan") shall be subject to the terms and conditions of this Agreement unless otherwise agreed to in writing by Bank and Borrower. If there are contradictions between the provisions of this Agreement and any other written agreement with the Bank, then the provisions of this Agreement shall prevail. The Loan shall be subject to the terms and conditions of this Agreement, promissory note(s) executed in connection herewith and/or previously or subsequently executed, and all amendments, renewals and extensions thereof (singularly or collectively, the "Note"), and all those certain security agreements and/or such other security or other documents as Bank has required or may now or hereafter require in connection with the Loan (collectively, the "Loan Documents").

        2.    Legal Effect.    This Agreement supplements the terms and conditions of the Loan Documents. Except as otherwise specified herein, all terms used in this Agreement shall have the same meaning as given in the Note and/or Loan Documents which are incorporated herein by this reference. Any and all terms used in this Agreement, the Note and/or the Loan Documents shall be construed and defined in accordance with the meaning and definition of such term under and pursuant to the California Uniform Commercial Code, as amended. Except as specifically modified hereby, all of the terms and conditions of the Note and/or the Loan Documents shall remain in full force and effect.

        3.    Interest Rate; Payment Terms; Loan Fees.    The principal and interest on the Loan shall be payable on the terms set forth in the Note and/or the Loan Documents. A loan fee in the sum of ten thousand Dollars ($10,000) shall be paid concurrently with the execution of this Agreement and the note evidencing Bank's $10,000,000 revolving loan to Borrower.

        4.    Security.    Bank's $10,000,000 revolving loan to Borrower is unsecured. Bank shall release any liens that it currently has on the Borrower's personal property that would otherwise secure repayment of that loan. Without limiting the generality of the foregoing, the Bank shall file termination statements and, at Borrower's expense, take such other actions to evidence that release as may be reasonably requested by Borrower.

        5.    Representations and Warranties of Borrower.    Borrower represents and warrants to Bank that as of the date of acceptance of this Agreement, the Note and/or the Loan Documents, as of the date of borrowing hereunder and at all times the Loan or any other Indebtedness are outstanding hereunder:

          (a)   Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation;

          (b)   Borrower has the legal power and authority, to own its properties and assets and to carry out its business as now being conducted; it is qualified to do business in every jurisdiction wherein such qualification is necessary; it has the legal power and authority to execute and perform this Agreement, the Note and/or the Loan Documents to borrow money in accordance with its terms, to execute and deliver this Agreement, the Note and the Loan Documents, and to do any and all

  other things required of it hereunder; and this Agreement, the Note and all the Loan Documents, when executed on behalf of Borrower by its duly authorized officers, shall be its valid and binding obligations legally enforceable in accordance with their terms;

          (c)   The execution, delivery, and performance of this Agreement, the Note and/or the Loan Documents and the borrowings hereunder and thereunder (i) have been duly authorized by all requisite corporate, partnership or company action; (ii) do not require governmental approval; (iii) will not result (with or without notice and/or the passage of time) in any conflict with or breach or violation of or default under, any provision of law, the articles of incorporation of Borrower, any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which it or any of its properties or assets are bound; and (iv) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower;

          (d)   The balance sheet of Borrower as provided to Bank in connection herewith and the related statement of income of Borrower provided to Bank for the period ended September 30, 2003, fairly present the financial condition of Borrower in accordance with generally accepted accounting principles ("GAAP") consistently applied; and from the date thereof to the date hereof, there has been no material adverse change in such condition or operations; and

          (e)   There is not pending nor, to the best of Borrower's knowledge, threatened, any litigation, proceeding or governmental investigation which could materially and adversely affect its business or its ability to perform its obligations, pay the Indebtedness and/or comply with the covenants set forth herein and/or in the Note and/or the other Loan Documents.

        6.    Affirmative Covenants.    Until the Indebtedness is paid in full, Borrower covenants and agrees to do the following:

          (a)   Furnish to Bank within sixty (60) days after the end of each quarter, an unaudited balance sheet and statement of income covering Borrower's operations. Within one hundred twenty (120) days of the end of each of Borrower's fiscal years, furnish to Bank statements of the financial condition of Borrower for each such fiscal year, including but not limited to, a balance sheet, profit and loss statement, and statement of cash flow. Said annual statements shall be prepared by an independent certified public accountant selected by Borrower and reasonably acceptable to Bank;

          (b)   Promptly inform Bank of the occurrence of any Default or Event of Default as defined in the Note and/or the Loan Documents (hereinafter referred to as a "Default") or of any event which could have a Material Adverse Effect on Borrower;

          (c)   Furnish such other information as Bank may reasonably request;

          (d)   Keep in full force and effect its own corporate existence in good standing; continue to conduct and operate its business substantially as presently conducted and operated and maintain and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair and condition;

          (e)   Comply with the financial covenants set forth in Addendum A, attached hereto and made a part hereof;

          (f)    Maintain a standard and modern system of accounting in accordance with GAAP consistently applied;

          (g)   Maintain Borrower's same place of business or chief executive office or residence as indicated below, and not relocate said address without giving Bank 30 days prior written notice;

          (h)   Maintain insurance with such insurers in such amounts and of a type and covering such risks as are usually carried by companies engaged in similar businesses and owning similar property in the same general area as the area in which such property is located;

          (i)    On a continuing basis from the date of this Agreement until the Indebtedness is paid in full and Borrower has performed all of its other obligations hereunder, Borrower represents and agrees that:

            (1)   There are not and will not be Hazardous Materials (as later defined) on, in or under any real or personal property ("Property") now or at any time owned, occupied or operated by the Borrower which in any manner violate any Environmental Law (as later defined).

            (2)   Borrower shall promptly conduct all investigations, testing and other actions necessary to clean up and remove all Hazardous Materials on or affecting the Property in accordance with every Environmental Law.

            (3)   Borrower shall defend, indemnify and hold harmless Bank, its employees, agents, officers, shareholders and directors from and against any and all claims, damages, fines, expenses, liabilities or causes of action of whatever kind, including without limit consultant fees, legal expenses and reasonable attorneys' fees, suffered by any of them as a direct or indirect result of any actual or asserted violation of any Environmental Law.

            (4)   Upon ten days notice to Borrower (except in an emergency), Bank may (but is not obligated to) enter on the Property or take such other actions as it deems appropriate to inspect, test for, clean up, remove or minimize the impact of any Hazardous Materials upon Bank's receipt of any notice from any source asserting the existence of any Hazardous Materials in violation of any Environmental Law. All costs and expenses so incurred by Bank, including without limit consultant fees, legal expenses and reasonable attorneys' fees, shall be payable by Borrower upon demand.

            (5)   The provisions of this section shall survive the repayment of the Indebtedness and the satisfaction of all other obligations of Borrower to the Bank.

            (6)   "Hazardous Materials" mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, or radioactive materials or any hazardous or toxic materials as defined in the Comprehensive Environmental Response. Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.) or in any other Environmental Law.

            (7)   "Environmental Law" means any federal, state, local or other law, ordinance, statute, directive, rule, order or regulation on object of which is to regulate or improve health, safety or the environment.

        7.    Negative Covenants.    Borrower shall not, without Bank's prior written consent, do any of the following:

          (a)   Grant a security interest in or permit a lien, claim or encumbrance upon any of its personal property to any person, association, firm, corporation, entity, governmental agency or instrumentality, except for:

            (1)   Liens for taxes not yet payable or statutory Liens for taxes in an amount not to exceed $l,000,000, provided that the payment of such taxes which are due and payable is being contested in good faith and by proper proceedings diligently pursued, and that reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and that a stay of enforcement of any such Lien is in effect;

            (2)   Liens upon equipment granted in connection with the acquisition of such equipment by Borrower provided each such lien attaches only to the equipment acquired with the Debt secured thereby;

            (3)   Deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

            (4)   Liens which arise by operation of law under Article 2 of the Uniform Commercial Code in favor of unpaid sellers of goods or prepaying buyers of goods, or liens in items of any accompanying documents or proceeds of either arising by operation of law under Article 4 of the Uniform Commercial Code in favor of a collecting bank; and

            (5)   Liens, not material in amount, securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like.

          (b)   Permit any levy, attachment or restraint to be made affecting any material portion of Borrower's assets this is not released, discharged, or bonded against within ten (10) business days after such levy, attachment or restraint;

          (c)   Permit any judicial officer or assignee to be appointed or to take possession of any material portion or all of Borrower's assets;

          (d)   Sell, lease or otherwise dispose of, move, or transfer, whether by sale or otherwise, a material portion of Borrower's assets;

          (e)   Change its business structure, corporate identity or structure; liquidate, merge or consolidate with or into any other business organization if any such action has a Material Adverse Effect on Borrower;

          (f)    Acquire any other business organization if that acquisition hag a Material Adverse Effect on Borrower;

          (g)   Make any change in Borrower's financial structure or in any of its business operations which would have a Material Adverse Effect on Borrower;

          (h)   Incur any material debt outside the ordinary course of Borrower's business;

          (i)    Make any advance or loan that has a Material Adverse Effect on Borrower; or

          (j)    Guaranty or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other person any which would have a Material Adverse Effect on Borrower, whether by agreement to purchase the indebtedness of any other person, agreement for the furnishing of funds to any other person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying and discharging (or causing the payment or discharge of) the indebtedness of any other person, or otherwise,

        8.    Default.    The terms "Default" or "Event of Default," as used herein, shall have the meaning given in the Note and/or the Loan Documents. In addition, any one or more of the following events shall constitute a default by Borrower under this Agreement, the Note and/or the Loan Documents:

          (a)   If Borrower materially fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, the Note, the Loan Documents or any other present or future agreement between Borrower and Bank;

          (b)   If any material representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true and correct;

          (c)   If Borrower fails to pay when due and payable or declared due and payable in accordance with the terms hereof, all or any portion of the Indebtedness (whether or principal, interest, taxes, reimbursement of Bank expenses, or otherwise);

          (d)   If there is a material impairment of the prospect of repayment of all or any material portion of Borrower's obligations, including without limitation the Indebtedness;

          (e)   If all or any material portion of Borrower's assets become subject to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer or assignee and the same are not released, discharged or bonded against within ten (10) days thereafter;

          (f)    If any insolvency proceeding is filed or commenced by or against Borrower without being dismissed within ten (10) days thereafter;

          (g)   If any bankruptcy or other proceeding is filed or commenced by or against Borrower for its reorganization, dissolution or liquidation without being dismissed within ten (10) days of its commencement;

          (h)   If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs if that injunction or restraint has a Material Adverse Effect on Borrower;

          (i)    If a notice of lien, levy or assessment is filed of record with respect to any material portion or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether inchoate or otherwise, upon any or all of Borrower's assets and the same is not paid on the payment date thereof if that lien, levy, assessment or lien has a Material Adverse Effect on Borrower;

          (j)    If a judgment or other claim becomes a lien or encumbrance upon any material portion or all of Borrower's assets and the same is not satisfied, dismissed or bonded against within ten (10) days thereafter if that lien or encumbrance has a Material Adverse Effect on Borrower;

          (k)   If Borrower permits a default in any material agreement to which Borrower is a party with third parties so as to result in an acceleration of the maturity of Borrower's indebtedness to others, whether under any indenture, agreement or otherwise if that default has a Material Adverse Effect on Borrower;

          (l)    If Borrower makes any payment on account of indebtedness which has been subordinated to Borrower's obligations to Bank, including without limitation the Indebtedness if that payment has a Material Adverse Effect on Borrower;

          (m)  If any material misrepresentation exists now or thereafter in any warranty or representation made to Bank by any officer or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director; or

          (n)   If any party subordinating its claims to that of Bank's or any guarantor of Borrower's obligations terminates its subordination or guaranty, becomes insolvent or an insolvency proceeding is commenced by or against any such subordinating party or guarantor if that claim or insolvency or insolvency proceeding has a Material Adverse Effect on Borrower.

        Bank shall not be obligated to make advances to Borrower during any cure period provided for in Sections 8(e), 8(f), 8(g), and 8(j) above.

        "Material Adverse Effect" means, wherever used herein, an event or condition that has a material adverse effect on (a) the ability of Borrower, to perform its obligations under the Loan Documents or of Bank to enforce the Obligations, or (b) the validity or enforceability of this Agreement, the other Loan Documents, or the rights and remedies of Bank hereunder or thereunder.

        9.    Rights and Remedies.    Bank shall have the following rights and remedies upon Default or Event of Default:

          (a)   Bank shall have all rights and remedies available hereunder and under the Note and the Loan Documents and under applicable law;

          (b)   Bank may at its option without notice, accelerate the Indebtedness and declare all Indebtedness to be due, owing and payable in full;

          (c)   Bank may at its option without notice, cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or any other agreement between Borrower and Bank.

          (d)   No Default (as defined in this Agreement, the Note and/or the Loan Documents) shall be waived by Bank except in writing and a waiver of any Default shall not be a waiver of any other default or of the same default on a future occasion;

          (e)   No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise hereof, shall preclude other or further exercise of the rights of the parties under this Agreement, the Note and/or the Loan Documents; and

          (f)    No forbearance on the part of Bank in enforcing any of its rights under this Agreement, the Note and/or the Loan Documents nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder shall constitute a waiver of any of the terms of this Agreement, the Note, and/or the Loan Documents, or of any such right.

        10.    Cross-Default.    A Default under this Agreement shall also be a Default under the Note and the Loan Documents, and vice versa. A Default under this Agreement, the Note and/or the Loan Documents shall also be a Default under every other note and other agreement between Bank and Borrower, and vice versa.

        11.    Survival of Covenants, Agreements, Representations and Warranties.    All covenants, agreements, representations and warranties (a) previously made (except as specifically subsequently modified); (b) made in connection herewith or with the Note and/or the Loan Documents and/or any document contemplated hereby; or (c) executed hereafter (unless such document expressly states that this Agreement does not apply thereto) shall survive the borrowing hereunder and thereunder and the repayment in full of the Note and/or the Loan Documents and any amendments, renewals or extensions thereof and shall be deemed to have been relied upon by Bank. All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Borrower shall constitute representations and warranties by Borrower.

        12.    Miscellaneous.

          (a)   This Agreement, the Note and the Loan Documents shall be governed by California law, without regard for the effect of conflict of laws;

          (b)   Borrower will pay all reasonable out of pocket costs of Bank and expenses (including, without limitation, Bank's outside attorneys' fees and costs and/or fees, transfer charges) in connection with the preparation of this Agreement, the Note, and/or the Loan Documents and/or the documents contemplated hereby and the closing of the Loan;

          (c)   This Agreement, the Note and/or the Loan Documents shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer its right or obligations under this Agreement, the Note and/or the Loan Documents without the prior written consent of Bank;

          (d)   Bank may provide information regarding Borrower and the Loan to Bank's parent, subsidiaries, and affiliates and service providers, and

          (e)   This Agreement is an integrated agreement and supersedes all prior negotiations and agreements regarding the subject matter hereof. Any amendments hereto shall be in writing and be signed by all parties hereto.

        14.    JURY WAIVER.    THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

        15.    Reference Provision.    If and only if the jury trial waiver set forth in Section 14 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

          a.     Each controversy, dispute or claim (each, a "Claim") between the parties arising out of or relating to this Agreement, any security agreement executed by Borrower in favor of Bank, any note executed by Borrower in favor of Bank or any other document, instrument or agreement executed by Borrower with or in favor of Bank (collectively in this Section, the "Loan Documents"), other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the "Claim Date") shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections ("CCP"), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the "Court"). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP §170.6. Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection. The referee will have power to expand or limit the amount of discovery a party may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the Stats of California having jurisdiction. The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

          b.     Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee's expenses.

          c.     The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

          d.     If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.

        IN WITNESS WHEREOF, the parties have executed this Business Loan Agreement as of the date first set forth above.

Address of Borrower: 5171 Clareton Drive Agoura Hills, California 91301	"BORROWER"
Digital Theater Systems, Inc.
	By:	/s/ JON KIRCHNER
	Title:	President & Chief Executive Officer
	By:	/s/ MEL FLANIGAN
	Title:	Chief Financial Officer
"BANK" COMERICA BANK
	By:	/s/ JONATHAN HEINE
	Title:	Jonathan Heine Corporate Banking Officer

ADDENDUM A TO BUSINESS LOAN AGREEMENT
(FINANCIAL COVENANTS)

        1.    Definitions Relating to Finanacial Covenants.    Debt shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP excepting such liabilities as shall be Subordinated Debt (as defined below).

        GAAP shall mean, as of any applicable period, generally accepted accounting principals in effect during such period.

        Persons or person shall mean and includes any individual, corporation, partnership, joint venture, firm, association, trust, incorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

        Subordinated Debt shall mean indebtedness of the Borrower (or third parties which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

        Tangible Effective Net Worth shall mean, with respect to any Person and as of any applicable date of determination, Tangible Net Worth plus Subordinated Debt.

        Tangible Net Worth as used in this Agreement means, as of any applicable date of determination, the excess of:

          (a)   the net book value of all assets of Borrower and its subsidiaries (excluding affiliate receivables, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and other intangible assets of such Persons) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation, and amortization), minus

          (b)   all Debt of such Person at such time.

        2.    Financial Covenants.    Borrower shall maintain the following financial ratios and covenants on a consolidated and non-consolidated basis, which shall be monitored on a quarterly basis, except as noted below.

          (a)   Tangible Effective Net Worth in an amount not less than $60,000,000, increasing by 50% of net income on an annual basis; and

          (b)   Maintain a minimum of $2,000,000 in cash or securities to be held by/at Bank.

        All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All money due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower's assets for all purposes hereunder.

MASTER REVOLVING NOTE

Variable Rate-Maturity Date-Obligatory Advances (Business and Commercial Loans Only)

AMOUNT	NOTE DATE	MATURITY DATE	TAX IDENTIFICATION #
$10,000,000.00	May 31, 2004	June 30, 2005	77-0467665

        On the Maturity Date, as stated above, for value received, the undersigned promise(s) to pay to the order of Comerica Bank ("Bank"), at any office of the Bank in the State of California, Ten Million and no/100 Dollars (U.S.) (or that portion of it advanced by the Bank and not repaid as later provided) with interest until maturity, whether by acceleration or otherwise, or an Event of Default, as later defined, at a per annum rate equal to the Bank's base rate from time to time in effect plus 0.000% per annum and after that at a rate equal to the rate of interest otherwise prevailing under this Note plus 3% per annum (but in no event in excess of the maximum rate permitted by law). The Bank's "base rate" is that annual rate of interest so designated by the Bank and which is changed by the Bank from time to time. Interest rate changes will be effective for interest computation purposes as and when the Bank's base rate changes. Interest shall be calculated on the basis of a 360-day year for the actual number of days the principal is outstanding. Accrued Interest on this Note shall be payable on the 30th day of each MONTH commencing June 30, 2004, until the Maturity Date when all amounts outstanding under this Note shall be due and payable in full. If the frequency of interest payments is not otherwise specified, accrued interest on this Note shall be payable monthly on the first day of each month. If any payment of principal or Interest under this Note shall be payable on a day other than a day on which the Bank is open for business, this payment shall be extended to the next succeeding business day and interest shall be payable at the rate specified in this Note during this extension. A late payment charge equal to 5% of each late payment may be charged on any payment not received by the Bank within 10 calendar days after the payment due date, but acceptance of payment of this charge shall not waive any Default under this Note.

        The principal amount payable under this Note shall be the sum of all advances made by the Bank to or at the request of the undersigned, less principal payments actually received in cash by the Bank. The books and records of the Bank shall be the best evidence of the principal amount and the unpaid interest amount owing at any time under this Note and shall be conclusive absent manifest error. No interest shall accrue under this Note until the date of the first advance made by the Bank; after that interest on all advances shall accrue and be computed on the principal balance outstanding from time to time under this Note until the same is paid in full.

        This Note and any other indebtedness and liabilities of any kind of the undersigned (or any of them) to the Bank, and any and all modifications, renewals or extensions of it, whether joint or several, contingent or absolute, now existing or later arising, and however evidenced (collectively "Indebtedness") are secured by and the Bank is granted a security interest in all items deposited in any account of any of the undersigned with the Bank and by all proceeds of these items (cash or otherwise), all account balances of any of the undersigned from time to time with the Bank, by all property of any of the undersigned from time to time in the possession of the Bank and by any other collateral, rights and properties described in each and every deed of trust, mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will at any time(s) later be, executed by any (or all) of the undersigned to or for the benefit of the Bank (collectively "Collateral"). Notwithstanding the above, (i) to the extent that any portion of the indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in any of the undersigned's principal dwelling or any of the undersigned's real property which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if the undersigned (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property, that deed of trust or mortgage shall not secure this Note or any other indebtedness of the undersigned (or any of them), unless expressly provided to the contrary in another place.

        If the undersigned (or any of them) or any guarantor under a guaranty of all or part of the Indebtedness ("guarantor") (i) fail(s) to pay any of the Indebtedness when due, by maturity, acceleration or otherwise, or fail(s) to pay any indebtedness owing on a demand basis upon demand; or (ii) fail(s) to comply with any of the terms or provisions of any agreement between the undersigned (or any of them) or any such guarantor and the Bank; or (iii) become(s) insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (if a business entity) cease(s) doing business as a going concern, (if a natural person) die(s) or become(s) incompetent, (if a partnership) dissolve(s) or any general partner of it dies, becomes incompetent or becomes the subject of a bankruptcy proceeding or (if a corporation of a limited liability company) is the subject of a dissolution, merger of consolidation; or (a) If any warranty or representation made by any of the undersigned or any guarantor in connection with this Note or any of the Indebtedness shall be discovered to be untrue or incomplete; or (b) If there is any termination, notice of termination, or breach of any guaranty, pledge, collateral assignment or subordination agreement relating to all or any part of the Indebtedness; or (c) If there is any failure by any of the undersigned or any guarantor to pay when due any of its Indebtedness (other than to the Bank) or in the observance or performance of any term, covenant or condition in any document evidencing, securing or relating to such Indebtedness; or (d) If the Bank deems itself insecure believing that the prospect of payment of this Note or any of the Indebtedness is impaired or shall fear deterioration, removal or waste of any of the Collateral; or (e) If there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon the undersigned (or any of them) or any guarantor or any of the Collateral, including without limit, any accounts of the undersigned (or any of them) or any guarantor with the Bank, then the Bank, upon the occurrence of any of these events (each a "Default"), may at its option and without prior notice to the undersigned (or any of them), declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), cease advancing money or extending credit to or for the benefit of the undersigned under this Note or any other agreement between the undersigned and Bank, terminate this Note as to any future liability or obligation of Bank, but without affecting Bank's rights and security interests in any collateral and the Indebtedness of the undersigned to Bank, sell or liquidate all or any portion of the Collateral, set off against the Indebtedness any amounts owing by the Bank to the undersigned (or any of them), charge interest at the default rate provided in the document evidencing the relevant Indebtedness and exercise any one or more of the rights and remedies granted to the Bank by any agreement with the undersigned (or any of them) or given to it under applicable law. In addition, if this Note is secured by a deed of trust or mortgage covering real property, then the trustor or mortgagor shall not mortgage or pledge the mortgaged premises as security for any other indebtedness or obligations. This Note, together with all other Indebtedness secured by said deed of trust or mortgage, shall become due and payable immediately, without notice, at the option of the Bank, (a) If said trustor or mortgagor shall mortgage or pledge the mortgaged premises for any other Indebtedness or obligations or shall convey, assign or transfer the mortgaged premises by deed, installment sale contract instrument, or (b) If the title to the mortgaged premises shall become vested in any other person or party in any manner whatsoever, or (c) If there is any disposition (through one or more transactions) of legal or beneficial title to a controlling interest of said trustor or mortgagor. All payments under this Note shall be in immediately available United States funds, without setoff or counterclaim.

        If this Note is signed by two or more parties (whether by all as makers or by one or more as an accommodation party or otherwise), the obligations and undertakings under this Note shall be that of all and any two or more jointly and also of each severally. This Note shall bind the undersigned, and the undersigned's respective heirs, personal representatives, successors and assigns.

        The undersigned waive(s) presentment, demand, protest, notice of dishonor, notice or demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices and agree(s) that no extension or indulgence to the undersigned (or any of them) or release, substitution or nonenforcement of any security, or release or substitution of any of the undersigned, any guarantor or any other party, whether with or without notice, shall affect the obligations of any of the undersigned. The undersigned waive(s) all defenses or right to discharge available under Section 3.605 of the

California Uniform Commercial Code and waive(s) all other suretyship defenses or right to discharge. The undersigned agree(s) that the Bank has the right to sell, assign, or grant participations, or any interest, in any or all of the Indebtedness, and that, in connection with this right, but without limiting its ability to make other disclosures to the full extent allowable, the Bank may disclose all documents and information which the Bank now or later has relating to the undersigned or the Indebtedness. The undersigned agree(s) that the Bank may provide information relating to the Note or to the undersigned to the Bank's parent, affiliates, subsidiaries and service providers.

        The undersigned agree(s) to reimburse the holder or owner of this Note for any and all costs and expenses (including without limit, court costs, legal expenses and reasonable attorney fees, whether inside or outside counsel is used, whether or not suit is instituted and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in collecting or attempting to collect this Note or incurred in any other matter or proceeding relating to this Note.

        The undersigned acknowledge(s) and agree(s) that there are no contrary agreements, oral or written, establishing a term of this Note and agree(s) that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by an officer of the court expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. As used in this Note, the "undersigned" means, individually and collectively, each maker, accommodation party, endorser and other party signing this Note in a similar capacity. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE IS MADE IN THE STATE OF CALIFORNIA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

        The maximum interest rate shall not exceed the highest applicable usury ceiling.

        THE UNDERSIGNED AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE. KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS.

        Libor Addendum attached hereto and made a part of this Note.

INITIAL HERE	/s/ JK/MF
Digital Theater Systems, Inc.
/s/ JON KIRCHNER	Its:	PRESIDENT & CHIEF EXECUTIVE OFFICER
SIGNATURE OF JON KIRCHNER		TITLE
/s/ MEL FLANIGAN	Its:	CHIEF FINANCIAL OFFICER
SIGNATURE OF MEL FLANIGAN		TITLE
Clareton Drive	Agoura Hills	California	USA	91301

STREET ADDRESS	CITY	STATE	(COUNTRY)	ZIP CODE
	For Bank Use Only	CCAR #
Officer Initial	Loan Group Name	Obligor(s) Name
RH	Entertainment Group	Digital Theater Systems, Inc.
Officer I.D. No.	Loan Group No.	Obligor #	Note #	Amount
48135	97110	2258830922		$10,000,000.00

LIBOR
Addendum To Master Revolving Note

        This Addendum to Master Revolving Note (this "Addendum") is entered into as of June 1, 2004, by and between Comerica Bank ("Bank") and Digital Theater Systems, Inc. ("Borrower"). This Addendum supplements the terms of the Master Revolving Note of even date herewith.

1.    Definitions.

        a.    Advance.    As used herein, "Advance" means a borrowing requested by Borrower and made by Bank under the Note, including a LIBOR Option Advance and/or a Base Rate Option Advance.

        b.    Business Day.    As used herein, "Business Day" means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

        c.    LIBOR.    As used herein, "LIBOR" means the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR 100% - LIBOR Reserve Percentage
    (1)
    "Base LIBOR" means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.

    (2)
    "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

        d.     LIBOR Business Day. As used herein, "LIBOR Business Day" means a Business day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

        e.     LIBOR Period. As used herein, "LIBOR Period" means, with respect to a LIBOR Option Advance:

    (1)
    initially, the period commencing on, as the case may be, the date the Advance is made or the date on which the Advance is converted to a LIBOR Option Advance, and continuing for, in every case, a thirty (30), sixty (60), or ninety (90), thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Advance as provided in the Note or in the notice of conversion as provided in this Addendum; and

    (2)
    thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, in every case, a thirty (30), sixty (60), or ninety (90), thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.

        f.    Note.    As used herein, "Note" means the Master Revolving Note of even date herewith.

        g.    Regulation D.    As used herein, "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

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        h.    Regulatory Development.    As used herein, "Regulatory Development" means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

2.    Interest Rate Options.    Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Note:

        a.     A rate equal to two percent (2.00%) above Bank's LIBOR, (the "LIBOR Option"), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

        b.     A rate calculated with reference to the Base Rate (the "Base Rate Option") (as referenced in the Note) equal to: (a) the Base Rate as quoted from time to time by Bank, as such rate may change from time to time, minus one-half percent for all unpaid Advances with respect to which Borrower has elected to have interest calculated with reference to the Base Rate ("Base Rate Advances"), not exceeding at any time the amount of cash then on deposit at the Bank; and (b) the Base Rate as quoted from time to time by Bank, as such rate may change from time to time, for all unpaid Base Rate Advances exceeding the amount of cash then on deposit at the Bank.

3.    LIBOR Option Advance.    The minimum LIBOR Option Advance will not be less than two hundred fifty thousand and 00/100 Dollars ($250,000) for any LIBOR Option Advance. Additionally, no more than four (4) LIBOR Advances shall be outstanding at any given time.

4.    Payment of Interest on LIBOR Option Advances.    Interest on each LIBOR Option Advance shall be payable pursuant to the terms of the Note. Interest on such LIBOR Option Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

5.    Bank's Records Re: LIBOR Option Advances.    With respect to each LIBOR Option Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to the Note, which notations shall be prima facie evidence of the accuracy of the information noted.

6.    Selection/Conversion of Interest Rate Options.    At the time any Advance is requested under the Note and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Note, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period. Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period. For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day. If no specific designation of interest is made at the time any Advance is requested under the Note or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Base Rate Option for such Advance or the principal amount to which such LIBOR Period applied. At any time the LIBOR Option is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Base

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Rate Option. At any time the Base Rate Option is in effect, Borrower may convert to the LIBOR OPTION, and shall designate a LIBOR Period.

7.    Default Interest Rate.    From and after the maturity date of the Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of the Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3.00%) above the rate of interest from time to time applicable to the Note.

8.    Prepayment.    In the event that the LIBOR Option is the applicable interest rate for all or any part of the outstanding principal balance of the Note, and any payment or prepayment of any such outstanding principal balance of the Note shall occur on any day other than the last day of the applicable LIBOR Period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR Option as the applicable interest rate for all or any part of the outstanding principal balance of the Note in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the applicable interest rate in respect of any outstanding principal balance of the Note hereunder shall be changed, for any reason whatsoever, from the LIBOR Option to the Base Rate Option prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR Option is the applicable interest rate hereunder in respect of such outstanding principal balance of the Note, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Note, as provided under this Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Note hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Note and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Note hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Any outstanding principal balance of the Note which is bearing interest at such time at the Base Rate Option may be prepaid without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.

        BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR OPTION ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN ("PREPAYMENT AMOUNT"). EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR OPTION

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ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE NOTE, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR OPTION ADVANCE PURSUANT TO THE NOTE IN RELIANCE ON THESE AGREEMENTS.

/s/ JK/MF BORROWER'S INITIALS

9.    Hold Harmless and Indemnification.    Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Note, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise and in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance.

10.    Funding Losses.    The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of the LIBOR Option(s) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Addendum and the payment of the Note.

11.    Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR.    If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank's reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and;

            (i)  In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

           (ii)  No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

12.    Additional Costs.    Borrower shall pay to Bank from time to time, upon Bank's request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a LIBOR Option Advance or to Bank's obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance; (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph

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as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

13.    Legal Effect.    Except as specifically modified hereby, all of the terms and conditions of the Note remain in full force and effect.

        IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

DIGITAL THEATER SYSTEMS, INC.
By:	/s/ JON KIRCHNER	By:	/s/ JONATHAN HEINE
Title:	PRESIDENT & CHIEF EXECUTIVE OFFICER	Title:	Jonathan Heine Corporate Banking Officer
By:	/s/ MEL FLANIGAN
Title:	CHIEF FINANCIAL OFFICER

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ADDENDUM TO MASTER REVOLVING NOTE

        This is an Addendum to a Master Revolving Note (the "Note"), dated as of May 31, 2004, in the original principal amount of $10,000,000, issued by Digital Theater Systems, Inc. ("DTS") as promisor, and Comerica Bank, as promisee. Capitalized terms used, but not defined in this addendum, have the meaning assigned to those terms in the Note.

        The Note is an unsecured obligation of DTS. Accordingly, all provisions of the third and fourth paragraphs of the Note that reflect that the Indebtedness is secured by Collateral or state that DTS has granted to the Bank a security interest in any of DTS's property are hereby deleted from the Note and are of no further force or effect. Otherwise, all provisions of the Note are and shall remain in full force and effect.

        This Addendum is part of Note and is effective as of May 31, 2004.

        IN WITNESS WHEREOF, DTS and the Bank have entered into this Addendum as of May 31, 2004.

"DTS" Digital Theater Systems, INC.		"BANK" COMERICA BANK
By:	/s/ JON KIRCHNER Jon Kirchner, Chief Executive Officer and President	By:	/s/ JONATHAN HEINE Jonathan Heine Assistant Vice President
By:	/s/ MEL FLANIGAN Mel Flanigan Chief Financial Officer

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QuickLinks

BUSINESS LOAN AGREEMENT
ADDENDUM A TO BUSINESS LOAN AGREEMENT (FINANCIAL COVENANTS)
MASTER REVOLVING NOTE
LIBOR Addendum To Master Revolving Note
ADDENDUM TO MASTER REVOLVING NOTE